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                                                Exhibit 23.3






                       BP Amoco p.l.c.

             CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 15, 1998, appearing on page 4 of the Annual Report of the Amoco Employee Savings Plan on Form 11-K for the year ended December 31, 1998, on page 4 of the Annual Report of the Amoco Fabrics and Fibers Company Salaried 401(k) Savings Plan on Form 11-K for the year ended December 31, 1998, and on page 4 of the Annual Report of the Amoco Fabrics and Fibers Company Hourly 401(k) Savings Plan on Form 11-K for the year ended December 31, 1998 and of our report dated February 24, 1998 relating to the financial statements of Amoco Corporation appearing in the December 31, 1999 Annual Report on Form 20-F of BP Amoco p.l.c.





/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chicago, IL
April 7, 2000